CERTIFICATE OF DESIGNATION,
PREFERENCES, LIMITATIONS AND RIGHTS OF

SERIES R PREFERRED STOCK,

$0.01 PAR VALUE PER SHARE

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

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Global Technologies, Ltd., a Corporation Incorporated under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on **June 4, 2026** pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby designates a series of the Corporation's previously authorized Preferred stock, par value $.01 per share (the "Preferred Stock") as its Series R Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences, Limitations and Rights to be signed by its duly authorized officer(s) as of the **4th day of June 2026**.

GLOBAL TECHNOLOGIES, LTD.

H. Wyatt Flippen, Its

Chief Executive Officer & Chairman

ANNEX A

SERIES R PREFERRED STOCK

1) Designations and Amounts

The Board of Directors of the Company, pursuant to authority granted in the Certificate of Incorporation, hereby creates a series of preferred stock designated as Series R Preferred Stock (the "Series R Preferred Stock") with a stated value of $0.01 par value per share. The number of authorized shares of Series R Preferred Stock shall be **Two-Hundred and Fifty Thousand (250,000).**

2) Dividends

Holders shall be entitled to dividends when and if declared by the Board of Directors, in its sole discretion.

3) Voting

Except as otherwise provided herein or required by the Delaware General Corporation Law, each outstanding share of Series R Preferred Stock shall have one hundred (100) votes per share. The holders of Series R Preferred Stock shall vote together with the holders of the Corporation's Common Stock as a single class on all matters submitted to shareholders for a vote.

4) Conversion Rights

a) Conversion Right. Each share of Series R Preferred Stock shall be convertible, at the option of the holder, into one hundred (100) shares of the Corporation's Common Stock, subject to the terms and conditions of this Certificate of Designation.

b) Treatment of Current Reverse Split. The conversion ratio set forth in this Section 4 has been established in contemplation of the Corporation's currently proposed reverse stock split to be effected following the original issuance of the Series R Preferred Stock (the "Current Reverse Split"). The conversion ratio shall not be adjusted as a result of the Current Reverse Split, and no holder shall be entitled to any anti-dilution, anti-split, ratchet, reset, or similar adjustment with respect to the Current Reverse Split.

c) No Further Reverse Split Protection. Following the Current Reverse Split, the conversion ratio shall remain fixed at one hundred (100) shares of Common Stock for each one (1) share of Series R Preferred Stock, and shall not be adjusted for any subsequent reverse stock split, combination, recapitalization, reclassification, or similar event, unless such adjustment is specifically approved by the Board of Directors of the Corporation in its sole discretion.

d) Other Corporate Events. Except as expressly provided in this Certificate of Designation, the Series R Preferred Stock shall not include any floating conversion, reset, ratchet, price-based adjustment, or other anti-dilution protection of any kind.

e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series R Preferred Stock. Any fractional share otherwise issuable upon conversion shall be rounded down to the nearest whole share.

f) Conversion Procedure. To effect any conversion, the holder shall deliver a written notice of conversion to the Corporation or its transfer agent, together with such documentation, representations, certifications, medallions, legal opinions, or other items as the Corporation or its transfer agent may reasonably require in order to process the conversion in compliance with applicable law and the Corporation's procedures then in effect.

g) Compliance Condition. Notwithstanding anything herein to the contrary, the Corporation shall not be required to honor any conversion to the extent the issuance, legend status, or transfer of Common Stock issuable upon conversion would, in the reasonable judgment of the Corporation, its counsel, or its transfer agent, violate applicable federal or state securities laws, require registration absent an available exemption, or be inconsistent with any applicable legend, transfer-agent requirement, market rule, or corporate-action processing requirement.

5) Lock-Up Period

a) Lock-Up Period. For purposes of this Certificate of Designation, the "Lock-Up Period" shall mean the ninety (90) day period beginning on the date of original issuance of the applicable shares of Series R Preferred Stock.

b) Restrictions During Lock-Up Period. During the Lock-Up Period, the holder shall not, without the prior written consent of the Corporation: (i) convert any shares of Series R Preferred Stock into Common Stock; (ii) transfer, assign, pledge, hypothecate, or otherwise dispose of any shares of Series R Preferred Stock; or (iii) transfer, assign, pledge, hypothecate, or otherwise dispose of any right to receive Common Stock issuable upon conversion of such shares.

c) Purpose. The Lock-Up Period is intended to support the orderly administration of the Corporation's capital structure and corporate actions, including recapitalizations, reverse stock splits, uplisting efforts, financing transactions, and similar restructuring events.

d) Post Lock-Up Treatment. Following expiration of the Lock-Up Period, shares of Series R Preferred Stock may be converted in accordance with this Certificate of Designation. Any Common Stock issued upon conversion shall be issued, held, transferred, or resold only in compliance with applicable federal and state securities laws, any applicable legends, transfer-agent requirements, and the Corporation's then-applicable policies and procedures. Nothing in this Certificate of Designation shall be construed as requiring the Corporation to issue unrestricted Common Stock except to the extent permitted by applicable law and supported by an effective registration statement or a valid exemption from registration.

6) Conversion Administration and Board-Approved Exceptions

a) Removal of Monthly Conversion Cap. The Series R Preferred Stock shall not be subject to any fixed monthly percentage conversion cap.

b) Board-Approved Administration of Conversions. The Corporation may establish reasonable administrative procedures for the timing, documentation, and processing of conversions, including procedures designed to coordinate conversions with the Corporation's transfer agent, counsel, public company obligations, and corporate actions then in process.

c) Board-Approved Exceptions and Special Conversions. The Board of Directors of the Corporation may, in its sole discretion, approve special conversion arrangements, accelerated conversions, delayed conversions, negotiated block conversions, or conversions in connection with exchange offers, recapitalizations, strategic transactions, settlements, financings, or other transactions that the Board determines to be in the best interests of the Corporation and its stockholders.

d) No Implied Liquidity Rights. Nothing in this Certificate of Designation shall be construed to guarantee any public market, liquidity, resale eligibility, or availability of Rule 144 for any shares of Series R Preferred Stock or any Common Stock issued upon conversion thereof.

7) Short Selling Restriction

a) Prohibition
While holding any shares of Series R Preferred Stock, each holder agrees that it shall not directly or indirectly engage in any short sale, hedging transaction, derivative position, or other arrangement that results in a net short position in the Corporation's Common Stock, whether through the public markets, privately negotiated transactions, or otherwise.

b) Certification and Reliance
Each holder submitting a conversion notice shall be deemed to represent and warrant to the Corporation that such holder is in full compliance with the restrictions set forth in this Section 7. The Corporation and its transfer agent shall be entitled to rely upon such representation for purposes of processing any conversion request.

c) Enforcement
If the Corporation reasonably determines that a holder has violated the provisions of this Section 7, the Corporation may, in its sole discretion and without liability to such holder:

- (i) refuse to honor any pending or future conversion requests from such holder;
- (ii) suspend the processing of conversions by such holder; and/or
- (iii) require such holder to provide written certification of compliance prior to processing any future conversion.

Such remedies shall remain in effect until the Corporation determines that the violation has been cured or otherwise resolved to the satisfaction of the Corporation.

8) No Anti-Dilution / Derivative Liability

The Series R Preferred Stock shall not include any floating conversion, reset, ratchet, or other anti-dilution provisions. The Series is structured to avoid derivative liability under ASC 815.

9) Liquidation

a) The Series R Preferred Stock shall rank junior to the Series N Preferred Stock and Series P Preferred Stock and on parity with the Corporation's Common Stock with respect to any distribution of assets upon a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "Dissolution").

For the avoidance of doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange, or other disposition of all or substantially all of the Corporation's assets shall, in and of itself, be deemed to constitute a Dissolution.

b) In the event of any voluntary or involuntary Dissolution of the Corporation, and after payment or provision for payment of debts and liabilities and liquidation preferences of any senior securities (including the Series N Preferred Stock and Series P Preferred Stock), the remaining assets of the Corporation available for distribution shall be distributed among the holders of Series R Preferred Stock and Common Stock pro rata, treating the Series R Preferred Stock as if it had been converted into Common Stock immediately prior to such Dissolution.

For purposes of this Section, each share of Series R Preferred Stock shall be deemed converted into one hundred (100) shares of Common Stock immediately prior to such Dissolution.

c) In the event of a Dissolution involving the distribution of assets other than cash, the Corporation shall promptly engage an independent appraiser to determine the fair market value of such assets. Upon receipt of the appraiser's valuation, the Corporation shall provide prompt written notice to each holder of Series R Preferred Stock.

Any equity securities of other entities to be distributed shall be valued as follows:

(i) if listed on a national securities exchange or Nasdaq, the last reported sale price on the principal trading market on such date (or the next preceding trading date if unavailable);

(ii) if quoted on the OTC Markets Group platform (including OTCQX, OTCQB, or the Pink Open Market), the closing bid price or last quoted price as reported by OTC Markets Group on such date;

(iii) if neither subsection (i) nor (ii) is applicable, the fair market value of such securities as reasonably determined in good faith by the Board of Directors, taking into account any independent valuations or other relevant financial information available to the Corporation.

10) Redemption and Transfer Restrictions

a) Shares of Series R Preferred Stock shall be uncertificated and represented in book-entry form on the books and records of the Corporation or its duly appointed transfer agent, if any.

b) Series R Preferred Stock shall not be transferable, assignable, pledged, or otherwise disposed of by the holder, except:

(i) in connection with the conversion of such shares into Common Stock in accordance with this Certificate of Designation; or

(ii) with the prior written consent of the Corporation, which consent may be granted or withheld in the Corporation's sole discretion.

Any permitted transfer shall be subject to applicable federal and state securities laws, the rules of the principal trading market on which the Corporation's securities are then quoted or listed, and the Corporation's internal transfer procedures.

c) The Corporation may, at its sole option and with the written consent of the holder, redeem any or all issued and outstanding shares of Series R Preferred Stock at a redemption price equal to $0.01 per share (the original issue price), provided that such redemption does not impair the Corporation's capital or otherwise violate applicable law.

d) Notice of the foregoing restrictions on transfer and the terms of any redemption shall be maintained on the books and records of the Corporation and, if applicable, communicated to the Corporation's transfer agent. Any transfer or conversion of Series R Preferred Stock shall be subject to the restrictions set forth in this Certificate of Designation and the procedures established by the Corporation or its transfer agent for processing such transactions.

11) No Impairment

The Corporation shall not take any action that materially impairs the rights of Series R holders, including amending its governing documents or engaging in reorganization, transfer of assets, merger, or similar actions without honoring the provisions of this Certificate of Designation.

12) Loss, Theft or Destruction

Upon satisfactory evidence of loss, theft, or destruction of Series R Preferred Shares, and indemnity if required, the Corporation shall issue a replacement.

13) Notices

Holders shall receive the same communications as Common Stockholders.

If to the Corporation:
Global Technologies, LTD.
806 Green Valley Road, Suite 200
Greensboro, NC 27408
USA

If to the holders of the Series R Preferred Stock:
To the address listed in the Corporation's books and records.

14) Severability

If any right, preference, or limitation of the Series R Preferred Stock set forth herein is found to be invalid, unlawful, or incapable of being enforced by reason of any rule, law, or public policy, all other rights, preferences, and limitations set forth herein that can be given effect without the invalid, unlawful, or unenforceable provision shall nevertheless remain in full force and effect.

No right, preference, or limitation herein shall be deemed dependent upon any other such right, preference, or limitation unless expressly stated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer.

GLOBAL TECHNOLOGIES, LTD.

By: ______________________

H. Wyatt Flippen
Chief Executive Officer & Chairman